PRESS RELEASE

San Jose International Announces Agreement with ARP Biomed, Ltd., Resignation and Appointment of President, CEO and Director, and Change of Address

Vancouver, British Columbia, Canada, June 21, 2004/PRNewswire - San Jose International, Inc. (OTCBB - SJOS) (the "Company") announces that it has signed an agreement with ARP Biomed, Ltd. ("ARP") of Israel to acquire all of ARP's interest in research and development, patents and intellectual property, to provide clinical treatment for various cancer types. The intellectual property being acquired includes patents in the United States and certain other countries, pending patents in other countries, know-how, trial protocols, manuscripts, and certain material contracts (the "Intellectual Property").

The Company is acquiring the Intellectual Property through Gammacan, Ltd., a subsidiary established for this purpose. 12.5% of the shares of Gammacan with a deemed value of $100,000 will be issued to ARP as consideration for the purchase of the Intellectual Property. The Company will own the remaining 87.5%. In addition, the Company has agreed to raise $800,000 and lend those funds to Gammacan, which will then commence clinical trials and further research and development utilizing the Intellectual Property.

Gammacan will be focusing on the commercialization of a revolutionary anti-cancer immunotherapy that is effective in reducing the metastatic spread of a wide range of cancers. GammaCan's treatment will be based on intravenous immunoglobulin or IVIG, a safe, non-toxic human plasma-based product, currently used to treat a variety of immune deficiencies and autoimmune diseases. Many experts currently view immunotherapy as the future alternative to today's standard chemotherapy. The Intellectual Property includes a new immunotherapy approach - boosting cancer patients' immune systems with IVIG. Approximately twenty companies produce IVIG, and annual worldwide sales are currently in excess of $500 million. IVIG is commonly used to treat certain autoimmune diseases and blood disorders and to replace the antibodies in people who are unable to produce them.

In conjunction with the transaction, Gammacan has made arrangements with Prof. Yehuda Shoenfeld, M.D., to become Gammacan's Chief Scientist. Prof. Shoenfeld is one of Israel's leading physicians and scientists in the field of immunology. He heads the Department of Internal Medicine "B", and the Research Center for Autoimmune Diseases at the Sheba Medical Center, Israel's largest hospital. He is a Professor of Medicine at Tel Aviv University and incumbent of the Laura Schwartz-Kipp Chair for Autoimmunity. He is the author of more than 1,000 scientific papers and more than 40 scientific books.

Closing of the purchase of Intellectual Property is conditional upon certain matters being fulfilled, including the agreement of Prof. Shoenfeld to enter into an employment contract. The Company expects to close the purchase of the Intellectual Property acquisition on or before September 1, 2004.

Mr. Christopher Greenwood has resigned as the Company's sole Officer and Director, and was replaced by Mr. David Stephens. Mr. Stephens is self-employed as an independent business consultant, and provides consulting services in the areas of finance, operations and regulatory disclosure. He has provided services to a number of public and private companies conducting business in telecommunications, hydrocarbon exploration and services, and biotechnology. He has also served in an executive capacity for several publicly listed financial institutions and emerging technology companies.

Mr. Greenwood tendered 32,284,988 shares beneficially held by him to the treasury of the Company for cancellation. He also sold 8,950,012 shares held by him in several private transactions, leaving him with a balance of 15,000 shares as of the date hereof. The 8,950,012 shares sold by Mr. Greenwood are restricted shares. Mr. Greenwood sold 699,996 of these shares to Prof. Shoenfeld.

Subsequent to the cancellation, there are 23,996,512 shares issued and outstanding in the Company.

The Company relocated its operations to Suite 1500, 800 West Pender Street, Vancouver B.C. Canada, V6C 2V6, concurrent with the appointment of Mr. Stephens. It is expected that the Company may relocate again upon closing of the transaction with ARP.

Contact David Stephens

Telephone (780) 708-0495

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements. Forward-looking statements in this release include statements regarding: the acquisition of the Intellectual Property, the hiring of Prof. Shoenfeld, the commercialization of an anti-cancer immunotherapy, the Company developing the boosting of cancer patients' immune systems with IVIG into an effective treatment. Actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to complete its obligations under the Intellectual Property purchase agreement, inability to finance the planned development of the technology, inability to hire appropriate staff to develop the technology and unforeseen technical difficulties in developing the technology, which could among other things, delay or prevent product release. For further risk factors see the risk factors associated with other early stage medical research and development companies filed with the SEC on Edgar.